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                                                                      Exhibit 23

                              ACCOUNTANTS' CONSENT

THE BOARD OF DIRECTORS
ORBITAL SCIENCES CORPORATION:

     We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887,
333-69885, and 333-27999) of Orbital Sciences Corporation and subsidiaries of our reports dated February 5, 1996, except as to note 1A, which is as of April 17, 2000, relating to the consolidated balance sheets of Orbital Sciences Corporation as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1995, which reports appear in the December 31, 1995 annual report on Form 10-K/A of Orbital Sciences Corporation.

     Our reports refer to the adoption of the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," as of January 1, 1995, and to the adoption of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.

     Our reports refer to the restatement of the consolidated balance sheets as of December 31, 1995, and the consolidated statements of operations, stockholders' equity and cash flows, and the related consolidated financial statement schedule, for the year then ended.

                                                       KPMG LLP

Washington, D.C.
June 26, 2000